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                                                         OMB APPROVAL
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------                                            OMB Number:   3235-0287
FORM 4                                            Expires:  September 30, 1998
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                                                  hours per response .... 0.5
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                             UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          WASHINGTON, DC 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
/ / Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 1935
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

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
(Print or Type Responses)
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1. Name and Address of Reporting Person*    2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person(s) to
   BLACKWELL,     ROBERT          J.           CITYSCAPE FINANCIAL CORP. (CTYS)              Issuer (Check all applicable)
------------------------------------------------------------------------------------------          Director         10% Owner
  (Last)          (First)          (Middle) 3. IRS or Social Security  4. Statement for      ----              ---
                                               Number of Reporting        Month/Year           X Officer (give    Other (Specify
          1421 RATZER ROAD                     Person (Voluntary)                            ----        title ---       below)
---------------------------------------------                                                            below)
                 (Street)                                                                           SENIOR VICE PRESIDENT-
                                                                                                    TITLE ONE LOAN DIVISION
WAYNE               NEW JERSEY       07470                                 APRIL 1997               ------------------------
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  (City)            (State)          (Zip)                               5. If Amendment,      7. Individual or Joint/Group Filing
                                                                            Date of Original      Reporting (Check Applicable Line)
                                                                            (Month/Year)           X Form filed by One Reporting
                                                                                                  --- Person
                                                                                                     Form filed by More than One
                                                                                                  ---  Reporting Person
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                                               TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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
 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5.  Amount of Se-    6. Owner-      7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)           curities Benefi-    ship           of In-
                                   Date        Code         (Instr. 3, 4 and 5)          cially Owned at     Form:          direct
                                               (Instr 8)                                 End of Month        Direct         Benefi-
                                  (Month/                                                (Instr. 3 and 4)    (D) or         cial
                                   Day/      ----------------------------------------                        Indirect       Owner-
                                   Year)     Code    V      Amount   (A) or    Price                         (I)            ship
                                                                     (D)                                     (Instr. 4)     (Instr.
                                                                                                                            4)

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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.                   (Over)
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).

                                                                                                                     SEC 1474 (7/96)

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


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of      6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative        cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities        Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)      Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          Or Disposed       (Month/Day/                           Secur-
                             ative        Year)                  Of (D) (Instr.    Year)                                 ity
                             Security                            3, 4, and 5)                                            (Instr. 5)
                                                                                -----------------------------------
                                                                                Date    Expira-            Amount or
                                                    --------------------------  Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)     cisable Date               Shares
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EMPLOYEE STOCK OPTION           $13.25    4/22/97     A    V    12,000          4/22/97  4/22/07   COMMON    12,000
  (RIGHT TO BUY)                                                                                   STOCK
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EMPLOYEE STOCK OPTION           $10.00                                          1/15/97  2/1/01    COMMON   100,000
  (RIGHT TO BUY)                                                                                   STOCK
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EMPLOYEE STOCK OPTION           $10.00                                          1/15/98  2/1/01    COMMON   100,000
  (RIGHT TO BUY)                                                                                   STOCK
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EMPLOYEE STOCK OPTION           $10.00                                          1/15/99  2/1/01    COMMON   100,000
  (RIGHT TO BUY)                                                                                   STOCK
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
1. Title of Derivative       9. Number of           10. Ownership               11. Nature of
   Security                     Derivative              Form of                     Indirect
   (Instr. 3)                   Securities              Derivative                  Beneficial
                                Beneficially            Security:                   Ownership
                                Owned at End            Direct (D)                  (Instr. 4)
                                of Month                or Indirect (I)
                                (Instr. 4)              (Instr. 4)
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EMPLOYEE STOCK OPTION            12,000                      D
  (RIGHT TO BUY)
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EMPLOYEE STOCK OPTION           100,000                      D
  (RIGHT TO BUY)
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EMPLOYEE STOCK OPTION           100,000                      D
  (RIGHT TO BUY)
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EMPLOYEE STOCK OPTION           100,000                      D
  (RIGHT TO BUY)
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Explanation of Responses:

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.       /s/ Robert J. Blackwell      5/7/97
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.                                                Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                                SEC 1474 (7/96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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